Citigroup Inc.	April 30, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0087 Filed Pursuant to Rule 424(b)(2) Registration No. 333-172562
h

384,000 Single Observation ELKS® Based on the Common Stock of Tesoro Corporation Due November 4, 2013

These Single Observation Equity LinKed Securities (ELKS®), which we refer to as the “securities,” offer a monthly coupon payment at a per annum rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity.  In exchange for this higher coupon, you will be exposed to the risk that, if a downside event (as described below) occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive shares of common stock of Tesoro Corporation (or, in our sole discretion, cash based on the value of those shares) that are worth significantly less than the stated principal amount and may be worth nothing.

The securities are unsecured senior debt securities issued by Citigroup Inc. All payments on the securities are subject to the credit risk of Citigroup Inc.  If Citigroup Inc. were to default on its obligations, you may not receive any amounts owed to you under the securities.

KEY TERMS
Underlying shares:	Shares of common stock of Tesoro Corporation (the “underlying share issuer”) (NYSE symbol: "TSO")
Pricing date:	April 30, 2013
Issue date:	May 3, 2013
Valuation date:	October 30, 2013, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	November 4, 2013
Aggregate principal amount:	$3,840,000
Stated principal amount:	$10 per security
Coupon:	11.50% per annum (approximately 5.78% for the term of the securities)
Coupon payment dates:	The 4th day of each month, commencing June 4, 2013 and ending on the maturity date
Payment at maturity:	For each $10 security you hold at maturity, the final coupon payment plus:
	▪ If a downside event occurs:	a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price)
	▪ If a downside event does not occur:	$10 in cash

You may lose some or all of your investment in the securities.  Although you will be subject to the risk of a decline in the price of the underlying shares, you will not participate in any appreciation of the underlying shares over the term of the securities.

Downside event:	A downside event will occur if the final share price of the underlying shares is less than the downside threshold price.
Downside threshold price:	$42.72, 80% of the initial share price
Initial share price:	$53.40, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Equity ratio:	0.18727, the stated principal amount divided by the initial share price
Listing:	The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. The securities are designed to be held to maturity.
CUSIP / ISIN:	173095613 / US1730956133
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to the public	Underwriting fee(1)	Proceeds to issuer(1)
Per security:	$10.00	$0.15	$9.85
Total:	$3,840,000	$57,600	$3,782,400

(1) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. Unlike the coupon rate, the underwriting fee is not expressed on an annualized basis.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-2.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, in connection with your investment in the securities.

Product Supplement No. ES-01-02 dated December 27, 2012	Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
384,000 Single Observation ELKS® Based on the Common Stock of Tesoro Corporation Due November 4, 2013

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity at an amount that may be less than the stated principal amount.  These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections "Description of the Securities—Consequences of a Market Disruption Event; Postponement of the Valuation Date", "Description of the Securities—Dilution and Reorganization Adjustments" and "Description of the Securities—Delisting of Underlying Shares (Other than Shares of an ETF)", and not in this pricing supplement.  It is important that you read the accompanying product supplement , prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Fractional Shares. In lieu of any fractional underlying share that you would otherwise receive in respect of any securities you hold, at maturity you will receive an amount in cash equal to the value of such fractional underlying share (based on the closing price of the underlying shares on the valuation date). The number of full underlying shares and any cash in lieu of a fractional underlying share that you receive at maturity will be calculated based on the aggregate number of securities you then hold.

Hypothetical Examples

The table below illustrates what you will receive at maturity of the securities for a range of hypothetical closing prices of the underlying shares on the valuation date.

The table below is based on the following values and assumptions in order to illustrate how the securities work (and does not reflect the actual dividend yield on the underlying shares):

Initial share price:	$53.40 (the closing price of the underlying shares on the pricing date)
Equity ratio:	0.18727 (the $10 stated principal amount per security divided by the initial share price)
Downside threshold price:	$42.72 (80% of the initial share price)
Coupon:	11.50% per annum (approximately 5.78% over the term of the securities)
Annualized dividend yield:	1.50%

The following hypothetical examples assume that the closing price of the underlying shares on the valuation date is the same as the closing price of the underlying shares on the maturity date.

Hypothetical closing price of the underlying shares on the valuation date:	Value of the underlying shares or cash amount at maturity1 per security	Total coupon payments per security	Total value received per security	Total return of the underlying shares2	Total return of the securities
$0.00	$0.00	$0.578	$0.578	-99.25%	-94.22%
$26.70	$5.00	$0.578	$5.578	-49.25%	-44.22%
$42.71	$8.00	$0.578	$8.576	-19.26%	-14.24%
$42.72	$10.00	$0.578	$10.578	-19.25%	5.78%
$48.06	$10.00	$0.578	$10.578	-9.25%	5.78%
$53.40	$10.00	$0.578	$10.578	0.75%	5.78%
$58.74	$10.00	$0.578	$10.578	10.75%	5.78%
$66.75	$10.00	$0.578	$10.578	25.75%	5.78%
$80.10	$10.00	$0.578	$10.578	50.75%	5.78%
$106.80	$10.00	$0.578	$10.578	100.75%	5.78%

1 Based on the closing price on the valuation date. You will receive any underlying shares on the maturity date. Excludes final coupon payment.

2 Includes hypothetical dividend yield.  The return on the securities will not reflect dividends.

The above table does not illustrate all possible variations in what you will receive at maturity. The examples above are intended to illustrate how what you will receive at maturity will depend on whether the closing price of the underlying shares on the valuation date is less than the downside threshold price and, if less, by how much.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax

April 2013	PS-2

Citigroup Inc.
384,000 Single Observation ELKS® Based on the Common Stock of Tesoro Corporation Due November 4, 2013

and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page ES-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less than the stated principal amount and may be worth nothing.

▪
The securities will be adversely affected by volatility in the price of the underlying shares.  The more volatile the price of the underlying shares, the more likely it is that a downside event will occur and that you will not receive the full stated principal amount of your securities at maturity.  In general, the higher the coupon on the securities, the greater the expected likelihood as of the pricing date that a downside event will occur and, as a result, that you will receive underlying shares at maturity (or, in our sole discretion, cash based on the value thereof) worth less than the stated principal amount.

▪
The securities offer downside exposure, but no upside exposure, to the underlying shares.  You will not participate in any appreciation in the price of the underlying shares over the term of the securities.  Consequently, your return on the securities will be limited to the coupon payments and may be significantly less than the return on the underlying shares over the term of the securities.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive any payments that become due under the securities.

▪
The occurrence of a downside event depends on the closing price of the underlying shares on a single day.  If the closing price of the underlying shares on the valuation date is less than or equal to the downside threshold price, a downside event will occur and you will not receive the full stated principal amount of your securities at maturity, even if the closing price is greater than the downside threshold price on other dates during the term of the securities.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price of the underlying shares and a number of other factors, including the volatility of the underlying shares, the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our creditworthiness. You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

▪
You will have no rights and will not receive dividends with respect to the underlying shares unless and until you receive underlying shares at maturity.  If any change to the underlying shares is proposed, you will not have the right to vote on such change, but you will be subject to such change in the event you receive the underlying shares at maturity.  Any such change may adversely affect the market price of the underlying shares.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

▪
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, the cost of hedging our obligations under the securities and underwriting fees. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions. Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

April 2013	PS-3

Citigroup Inc.
384,000 Single Observation ELKS® Based on the Common Stock of Tesoro Corporation Due November 4, 2013

▪
Our offering of the securities is not a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other of our affiliates’ activities may adversely affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪
The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through affiliated or unaffiliated counterparties, who may continue to take positions directly in the underlying shares or in instruments related to the underlying shares. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪
Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.  In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend.  Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per share.  If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected.  See "Description of the Securities—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends" in the accompanying product supplement.

▪
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying shares.  For example, we will not make any adjustment for ordinary dividends, extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪
If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount.  If we exercise this call right, you will receive the amount described under "Description of the Securities—Delisting of Underlying Shares (Other than Shares of an ETF)" in the accompanying product supplement.  This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪
The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of its common stock to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger.  Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares.  See "Description of the Securities—Delisting of Underlying Shares (Other than Shares of an ETF)" in the accompanying product supplement.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, Citigroup Global Markets Inc., as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
The tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an

April 2013	PS-4

Citigroup Inc.
384,000 Single Observation ELKS® Based on the Common Stock of Tesoro Corporation Due November 4, 2013

investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Underlying Shares

Tesoro Corporation (the “underlying share issuer”) refines and markets petroleum products, and provides transporting services. The company operates refineries, as well as a network of retail and refueling stations in the western United States. The underlying share issuer also markets gasoline and diesel fuel to independent marketers and commercial end users. The underlying shares are registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the SEC by the underlying share issuer can be located by reference to the SEC file number 001-03473 through the SEC’s website at http://www.sec.gov. In addition, information regarding the underlying share issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares trade on the NYSE under the ticker symbol “TSO”.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither Citigroup Inc. nor Citigroup Global Markets Inc. has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 2, 2008 to April 30, 2013.  The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

Common stock of Tesoro Corporation – Historical Closing Prices January 2, 2008 to April 30, 2013

April 2013	PS-5

Citigroup Inc.
384,000 Single Observation ELKS® Based on the Common Stock of Tesoro Corporation Due November 4, 2013

Common stock of Tesoro Corporation	High	Low	Dividends
2008
First Quarter	$47.75	$27.16	$$0.10000
Second Quarter	$32.78	$19.06	$$0.10000
Third Quarter	$19.87	$14.92	$$0.10000
Fourth Quarter	$16.28	$6.80	$$0.10000
2009
First Quarter	$19.11	$12.23	$$0.10000
Second Quarter	$18.43	$12.40	$$0.10000
Third Quarter	$15.69	$10.89	$$0.10000
Fourth Quarter	$16.59	$12.34	$$0.05000
2010
First Quarter	$15.05	$11.70	$$0.00000
Second Quarter	$14.39	$10.92	$$0.00000
Third Quarter	$13.36	$10.54	$$0.00000
Fourth Quarter	$18.68	$12.93	$$0.00000
2011
First Quarter	$27.76	$17.98	$$0.00000
Second Quarter	$28.23	$20.84	$$0.00000
Third Quarter	$25.34	$18.39	$$0.00000
Fourth Quarter	$29.18	$18.21	$$0.00000
2012
First Quarter	$29.91	$22.48	$$0.00000
Second Quarter	$26.80	$21.55	$$0.00000
Third Quarter	$41.90	$25.40	$$0.12000
Fourth Quarter	$44.73	$35.46	$$0.15000
2013
First Quarter	$58.97	$40.22	$$0.20000
Second Quarter (through April 30, 2013)	$56.85	$48.37	$$0.00000

The closing price of the underlying shares on April 30, 2013 was $53.40.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

April 2013	PS-6

Citigroup Inc.
384,000 Single Observation ELKS® Based on the Common Stock of Tesoro Corporation Due November 4, 2013

 United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities, for U.S. federal income tax purposes, as a unit comprising (i) an option written by you that, if exercised, requires you to purchase the underlying shares (or, at our option, receive the cash value thereof) from us at maturity (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the securities to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

▪	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

▪	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will treat 0.73% of each coupon payment as interest on the Deposit and 99.27% as Put Premium for each security.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to maturity or disposition of the securities.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities with a Term of Not More Than One Year” in the accompanying product supplement.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar securities, significant aspects of the treatment of an investment in the securities are uncertain.  In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts".  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  If you are a Non-U.S. Holder, you should note that if withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the underwriter for the sale of the securities, is acting as principal and will receive an underwriting discount of up to $0.15 for each security sold in this offering.  The actual underwriting discount per security will be equal to $0.15 for each security sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  Certain selected dealers affiliated with Citigroup Global Markets Inc., including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of $0.15 for each security they sell.  Citigroup Global Markets Inc. will pay the registered representatives of Citigroup Global Markets Inc. a fixed sales commission of $0.15 for each security they sell.  Selected dealers not affiliated with Citigroup Global Markets Inc. will receive a selling concession of up to $0.15 for each security they sell.  See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

April 2013	PS-7

Citigroup Inc.
384,000 Single Observation ELKS® Based on the Common Stock of Tesoro Corporation Due November 4, 2013

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We have hedged our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such hedging activity even if the value of the securities declines.  This hedging activity could affect the market price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Additional Selling Restrictions

Chile

The securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the "SVS"). The offering of the securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the securities is not obligated to make information available publicly in Chile regarding the securities.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Uruguay

In Uruguay, the securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its

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Citigroup Inc.
384,000 Single Observation ELKS® Based on the Common Stock of Tesoro Corporation Due November 4, 2013

corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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